UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2021

Sundance Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36302	61-1949225
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1050 17th Street, Suite 700 Denver, CO	80265
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 543-5700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SNDE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

As previously announced, on March 9, 2021, Sundance Energy Inc., a Delaware corporation (the “Parent”), and each of its direct and indirect subsidiaries (collectively with the Parent, the “Company”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Bankruptcy Code (“Chapter 11”) in the United States Bankruptcy Court for the Southern District of Texas (Houston) (the “Bankruptcy Court”). The Company’s Chapter 11 cases are being jointly administered under the caption In re: Sundance Energy Inc., et al., Case No. 21-30882 (DRJ) (the “Chapter 11 Cases”).

In connection with the Chapter 11 Cases, the Company filed a motion in the Bankruptcy Court seeking court approval of debtor-in-possession financing ( the “DIP Motion”) on the terms set forth in a contemplated Junior Secured Debtor-in-Possession Credit Agreement (the “DIP Credit Agreement”) by and among the Parent, Sundance Energy, Inc., a Colorado corporation, as borrower (the “Borrower”), each other direct and indirect subsidiary of the Parent, as guarantors, Morgan Stanley Capital Administrators Inc. as administrative agent, and each of the lenders from time to time party thereto.

The DIP Credit Agreement contemplates a junior convertible secured debtor-in-possession delayed-draw term loan facility in the aggregate principal amount of up to $50,000,000 (the “DIP Facility”). The loans issued under the DIP Facility (the “DIP Loans”) will bear interest at a rate equal to the LIBO Rate (as defined in the DIP Credit Agreement) plus 8.00% per annum (subject to a 1.00% floor on the LIBO Rate).

The DIP Credit Agreement includes conditions precedent, representations and warranties, affirmative and negative covenants, and events of default customary for financings of this type and size. Among other things, the proceeds of the loans under the DIP Credit Agreement will be used to pay professional or other transaction fees and expenses, to finance the working capital and capital expenditure needs of the Borrower and its subsidiaries and for general corporate purposes of the Borrower and its subsidiaries, to pay fees, interest and expenses associated with the DIP Credit Agreement, to fund the costs of the administration of the Chapter 11 Cases and to pay post-petition interest due and owing to the Borrower’s lenders under its revolving credit agreement and to pay Prepetition RBL Protection Fees and Expenses (as defined in the DIP Credit Agreement).

The Secured Obligations (as defined in the DIP Credit Agreement), will mature on the date which is the earliest of (a) June 14, 2021, (b) the effective date of an Approved Plan, or (c) the date all DIP Loans become due and payable, whether by acceleration or otherwise.

The terms of the DIP Credit Agreement were approved by the Bankruptcy Court and the Borrower made an initial draw of $10,000,000 under the DIP Facility. Subject to the DIP Credit Agreement’s terms and conditions, the Borrower may make an additional draw of up to $35,000,000 after the entry by the Bankruptcy Court of an order approving the DIP Facility on a final basis and concurrently with the occurrence of the effective date of the plan of reorganization. An additional $5,000,000 in DIP Loans is available with consent of the Case Extension Required Lenders (as defined in the DIP Credit Agreement). The foregoing description of the DIP Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the form of DIP Credit Agreement, which is attached hereto as Exhibit 10.1

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Description

10.1	Junior Secured Debtor-in-Possession Credit Agreement, dated as of March 11, 2021, by and among the Parent, Sundance Energy, Inc., a Colorado corporation, as borrower, each other direct and indirect subsidiary of the Parent, as guarantors, Morgan Stanley Capital Administrators Inc. as administrative agent, and the lenders party thereto.
104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNDANCE ENERGY INC.

Date: March 15, 2021	By:	/s/ Cathy L. Anderson
Name: Cathy L. Anderson
Title: Chief Financial Officer